Exhibit 3.2

AMENDMENT NO. 3 TO

AMENDED AND RESTATED BY-LAWS OF

KNOWLES CORPORATION

A Delaware Corporation

Pursuant to a resolution duly adopted by the Board of Directors of Knowles Corporation, a Delaware corporation (the “Corporation”), effective May 1, 2018, Article III, Section 3.1, Section 3.2 and Section 3.6 of the Amended and Restated By-Laws of the Corporation are amended to read in their entirety as follows:

Section 3.1 Number and Election of Directors. The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of the preferred stock, if any, the exact number may be increased or decreased (but not to less than three (3) or more than fifteen (15)). Except as provided in Section 3.2, directors shall be elected by a majority of the votes cast at the annual meeting of stockholders; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. A director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

The directors shall, until the Annual Meeting of Stockholders to be held in 2021, be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of an equal number of directors. The term of the Class I directors shall terminate on the date of the 2020 Annual Meeting of Stockholders; the term of the Class II directors elected at the 2018 Annual Meeting of Stockholders shall terminate on the date of the 2021 Annual Meeting of Stockholders; and the term of the Class III directors shall terminate on the date of the 2019 Annual Meeting of Stockholders or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding Annual Meeting of Stockholders beginning with the 2019 Annual Meeting of Stockholders, directors standing for election shall be elected annually for one-year terms expiring at the next succeeding Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified.

Section 3.2 Vacancies. Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the Board of Directors then in office, in their sole discretion, even if less than a quorum, or by a sole remaining director, in his or her sole discretion. Any director appointed to fill a vacancy on the Corporation’s Board of Directors not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

Section 3.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the chair of such committee. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Prior to and until the time at which the Board of Directors ceases to be classified pursuant to Section 3.1 of these By-Laws, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of voting common stock. From and after the time at which the Board of Directors ceases to be classified pursuant to Section 3.1, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of shares of voting common stock. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

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